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HARTFORD LIFE INSURANCE COMPANY
HARTFORD PLAZA
HARTFORD, CONNECTICUT 06115
(A stock life insurance company
herein called the Company)

Agrees with the Contract Owner to pay
benefits as provided herein.

This contract is issued in consideration of the Application of the Contract Owner, a copy of which is attached to and made a part of this contract and the payment of contributions in accordance with the terms and conditions of this contract.

This contract is subject to the laws of the jurisdiction where it is delivered.

The Contract Specifications on pages 2 and 3 and the Conditions and Provisions on this and the following pages are part of the contract.

Signed for the Company

John P. Ginetti, SECRETARY

R. Fred Richardson, PRESIDENT

GROUP ANNUITY CONTRACT
INDIVIDUALLY ALLOCATED

This contract makes provision for the accumulation of contract values in the General Account of the Company to provide fixed annuity accumulations and benefits and in the Separate Accounts of the Company (DC-I and II, respectively) to provide variable annuity accumulations and benefits. Actual annuity payout commencing on the Annuity Commencement Date may be on a variable basis (Separate Account) and/or on a fixed basis (General Account) as determined by the Contract Owner.

INDIVIDUAL ALLOCATIONS
NONPARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DETAILS OF THE VARIABLE PROVISIONS ARE DESCRIBED UNDER VALUATION PROVISIONS.


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                            CONTRACT SPECIFICATIONS

CONTRACT OWNER                           John Doe and Sons Agency
EFFECTIVE DATE                           July 1, 1987
PLACE OF DELIVERY                        Hartford, CT
CONTRACT NUMBER                          567
--------------------------------------------------------------------------------

                GROUP ANNUITY CONTRACT -- INDIVIDUALLY ALLOCATED

FORM NUMBERS

HVL-14,000 -- PAGES 1-17
HVL-10,000-0 Annuity Tables

Guaranteed Interest Rates prior to and including the Annuity Commencement Date:

The interest rate applicable to the General Account values in the Active Life Fund for any date prior to and including the Annuity Commencement Date shall be at least equivalent to 4%.

The Company reserves the right to pay interest at rates in excess of this amount with respect to Participants' General Account values.

Underlying Investment for the accounts under this Contract:

                 ACCOUNT:                                   BASED ON:
Fixed Account                                General Account of the Company
Fixed Income Fund Account                    HVA Fixed Income Fund, Inc.
Stock Fund Account                           HVA Stock Fund, Inc.
Money Market Fund Account                    HVA Money Market, Inc.
Advisers Fund Account                        HVA Advisers Fund, Inc.
U.S. Government Money Market Fund Account    Hartford U.S. Government
                                             Money Market Fund, Inc.
Aggressive Growth Fund Account               HVA Aggressive Growth Fund, Inc.
GNMA/Mortgage Securities Fund Account        Hartford GNMA/Mortgage
                                             Securities Fund, Inc.
Index Fund Account                           Hartford Index Fund, Inc.

Separate Account
The Separate Accounts of the Company are entitled HVA-DC-VA-I and HVA-DC-VA-II.


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                            CONTRACT SPECIFICATIONS

Contingent Deferred Sales Charges:

     Five percent (5%) of the surrendered amount from a Participant's Individual Account during the first eight (8) Participant's Contract Years and three percent (3%) of the surrendered account during the next seven (7) years. After the fifteenth (15th) Participant's Contract Year, surrenders will no longer be subject to any deduction for Contingent Deferred Sales Charges.

     Death Benefits are never subject to any deduction for Contingent Deferred Sales Charges.

     No deductions for Contingent Deferred Sales Charges shall apply to a withdrawal from a Participant's Individual Account which qualifies as a "Hardship Withdrawal" under the Deferred Compensation Plan of the Contract Owner.

     Amounts applied to effect an annuity payout involving life contingencies or non-life contingencies for a period of three (3) years or more are not subject to any deduction for Contingent Deferred Sales Charges.

DEDUCTION FOR ANNUAL FEE

An Annual Policy Fee deduction shall be made against the value of a Participant's Individual Account under this contract on the last day of a Participant's Contract Year or during such year if the account is surrendered before the end of such year.

The Annual Policy Fee has been set at $    . The Company may increase the Annual
Policy Fee subject to an overall restriction that the Annual Policy Fee will never exceed $50 per Participant's Individual Account under the contract.

DEDUCTION FOR MORTALITY, EXPENSE AND ADMINISTRATIVE UNDERTAKINGS

For assuming the mortality, expense and administrative undertakings under this contract the Company makes a deduction from the average daily net assets of the Separate Account as follows:

The deduction for such risks has initially been set at 1.25% per year of the average daily net assets of DC-I and DC-II. The rate or amount may be increased by the Company, in its sole discretion, subject to a maximum charge of 2.00% per year.

TRANSFER FEE

A fee of $5 will be charged on each exchange within this contract of values to or among the available investment alternatives provided for in this contract, which takes place within each Participant's Individual Account.

                                  ENDORSEMENTS


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                               TABLE OF CONTENTS

                                                                          PAGE
--------------------------------------------------------------------------------
Contract Specifications                                                     2
Table of Contents                                                           4
Definitions of Certain Terms                                                5
Contribution Provisions                                                     6
Contract Control Provisions                                                 6
General Provisions                                                          7
Valuation Provisions                                                       10
Termination Provisions                                                     12
Settlement Provisions                                                      13
Annuity Tables                                                             17


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DEFINITION OF CERTAIN TERMS

ACCUMULATION PERIOD -- The period under this contract prior to the Annuity Commencement Date.

ACCUMULATION UNIT -- An accounting unit of measure used to calculate the Separate Account values of a Participant's Individual Account during the Accumulation Period.

ACTIVE LIFE FUND -- A term used to describe the sum of the value of all Participant's Individual Accounts under this contract during the Accumulation Period.

ANNUAL POLICY FEE -- The amount set forth on Page 3, if any, which is deducted from the value of a Participant's Individual Account on the last business day of a Participant's Contract Year or on the date of termination of the Individual Account, if earlier.

ANNUITANT -- The Participant on whose behalf annuity payments are to be made under this contract.

ANNUITY COMMENCEMENT DATE -- The date on which annuity payments are to begin as described under Settlement Provisions in this contract.

ANNUITY PERIOD -- The period in the contracts, following the Accumulation Period, during which actual annuity payments are made.

ANNUITY UNIT -- An accounting unit of measure in the Separate Account used to calculate the amount of variable annuity payments.

CONTRACT YEAR -- A period of 12 months commencing with the effective date of this contract or with any contract anniversary.

DATE OF COVERAGE -- The date on which the initial Contribution made on behalf of a Participant is received by the Company.

DUE PROOF OF DEATH -- A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased or any other proof acceptable to the Company.

GENERAL ACCOUNT -- All assets of the Company other than those in the Separate Account, or in any other separate investment account established by the Company.

MINIMUM DEATH BENEFIT -- The minimum amount payable upon the death of a Participant prior to age 65 and before annuity payments have commenced.

PARTICIPANT -- Any employee electing to participate in this contract.

PARTICIPANT'S CONTRACT YEAR -- A period of twelve (12) months commencing with the Date of Coverage under this contract and each successive twelve (12) month period thereafter.

PARTICIPANT'S INDIVIDUAL ACCOUNT -- An account to which the General Account values and the Separate Account Accumulation Units held by the Contract Owner on behalf of a Participant are allocated.

PREMIUM TAX -- The tax or amount of tax, if any, charged by a state or municipality on premiums, purchase payments or contract value.

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DEFINITION OF CERTAIN TERMS (Continued)

SEPARATE ACCOUNT -- The Separate Accounts of the Company, identified on page 2, under which income, gains and losses, whether or not realized, from assets allocated to such account are, in accordance with the contracts issued with respect thereto, credited to or charged against such Separate Account without regard to the other income, gains, or losses of the Company.

UNDERLYING SECURITY -- The Funds designated on Page 2.

CONTRIBUTION PROVISIONS

CONTRIBUTIONS

During each Contract Year, The Contract Owner will remit to the Company all contributions to be made on behalf of the Participants. Such contributions will be applied by the Company to the General Account and/or the Separate Account for Accumulation or Annuity Units in the Separate Account on behalf of a Participant in accordance with the Valuation Provisions and the instructions of the Contract Owner. The minimum contribution which may be made at any time on behalf of any Participant is $30, except where the plan of an Employer requires a lesser amount which in any event may not be less than $10.

The total amount of contributions for a Participant in any one year may be increased to three times the total contributions made on behalf of that Participant during the 12 months subsequent to his Date of Coverage. Increases in contributions in excess of those described in the previous sentence will be accepted only with the consent of and subject to then specified terms set by the Company.

ALLOCATION OF CONTRIBUTION DURING THE ACCUMULATION PERIOD

The Contract Owner must specify that portion of a contribution on behalf of a Participant to be allocated to the General Account and/or to each account of the Separate Account from 0% to 100% in multiples of 10%, provided the minimum account allocated to any account must be at least $10. Such allocation may be changed by written notice submitted to the Company with each contribution by the Contract Owner. With respect to a Participant's Individual Account, the Contract Owner may, subject to contractual provisions, transfer monies between accounts during the Accumulation Period.

CONTRACT CONTROL PROVISIONS

OWNER

The Contract Owner has the sole and exclusive power to exercise all the rights, options and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the contract.

BENEFICIARY

The Contract Owner will be the beneficiary to whom any death benefit from a Participant's Individual Account will be payable.

ASSIGNMENT

This contract may be assigned. No assignment will be effective against the Company until a copy of the assignment has been received at the Offices of the Company in Hartford, Connecticut, prior to settlement of the Company's liability under the contract. The Company

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assumes no responsibility for the validity of any assignment.

GENERAL PROVISIONS

THE CONTRACT

This contract and the application for the contract which is attached hereto when issued to the Contract Owner, constitute the entire contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall avoid this contract or be used in defense of a claim under it unless contained in the written application for this contract.

Contract Years, months and anniversaries shall be computed from the effective date of this contract.

MODIFICATION OF THE CONTRACT

This contract may be modified at any time by written agreement between the Contract Owner and the Company. No modification will affect the amount or term of any annuities begun prior to the effective date of the modification, unless it is required to conform this contract to, or give the Contract Owner the benefit of, any federal or state statutes or any rules or regulations of the United States Treasury Department.

On and after the fifth contract anniversary, the Company may change from time to time any or all of the terms of this contract by giving 90 days' advance written notice of such change to the Contract Owner except that the annuity tables, guaranteed interest rates and Contingent Deferred Sales Charge which are applicable on the Date of Coverage of a Participant's Individual Account under this contract will continue to be applicable to all contributions made to such Account which in any year do not exceed three time the total contributions made to such Account during the initial Participant's Contract Year. In addition, the limitations on the deductions for the mortality, expense risks, administrative undertakings and the Annual Policy Fee will continue to apply in all Contract Years.

No modification of this contract shall be made except over the signature of the President, a Vice President, a Secretary, or an Assistant Secretary.

SUSPENSION OF THE CONTRACT

This contract may be suspended by the Contract Owner by written notice to the Company at its Office in Hartford, Connecticut at least 90 days prior to the effective date of such suspension. The contract will be suspended automatically on a contract anniversary if the Contract Owner fails to assent to any modifications, as described under Modification of the Contract, above, which would have been effective on or before that contract anniversary. On suspension, contributions will be accepted by the Company on behalf of Participants covered under the contract prior to the date of suspension, but no contributions will be accepted on behalf of new Participants. Suspension of the contract will not affect payments to be made by the Company under an Annuity which commenced prior to the date of suspension.

CHANGE TO A PAID-UP CONTRACT

The contract will be deemed paid-up within 30 days after the end of the Contract Year if the Contract Owner has not remitted a contribution to the Company during the preceding

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GENERAL PROVISIONS (Continued)

twelve-month period. Effective with a change to paid-up status, no further contributions will be accepted by the Company and each Participant will be considered an inactive Participant until the commencement of annuity payments on his behalf or until the value of a Participant's Individual Account is disbursed or applied in accordance with the Termination Provisions.

NON-PARTICIPATING

This contract does not share in the surplus earnings of the Company.

MISSTATEMENT OF AGE

If the age of an Annuitant has been misstated, the amount of the Annuity payable by the Company shall be that provided by the values under this contract allocated to effect such annuity on the basis of the corrected information, without changing the date of the first payment of such annuity.

Any under payments by the Company shall be made up immediately and any overpayments shall be charged against future amount becoming payable.

REPORTS TO THE CONTRACT OWNER

The Company will at the end of each calendar year, transmit to each Contract Owner a written statement of account showing the total value of General Account and Separate Account interests held in each Participant's Individual Accounts under this contract.


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GENERAL PROVISIONS (Continued)

VOTING RIGHTS

The Company shall cause the Contract Owner to be advised of any Fund shareholders' meetings of any Fund the shares of which may be held under this contract at which the shares held for the Contract Owner may be voted and shall also, at any Contract Owner's request, cause proxy materials and a form of instruction by means of which the Contract Owner can instruct the Company with respect to the voting of the Fund shares held for the Contract Owner's Account to be sent to the Contract Owner. In connection with the voting of Fund shares held by it, the Company shall arrange for the handling and talying of proxies received from the Contract Owner. The Company, as such, shall have no right, except as herein provided, to vote any Fund shares held by it hereunder which may be registered in its name or the names of its nominees.

The Company will, however, vote the Fund shares held by it in accordance with the instructions received from the Contract Owner. If the Contract Owner desires to attend any meeting at which the Fund shares held for the Contract Owner's benefit may be voted, the Contract Owner may request that the Company furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Contract Owner's account. In the Event that the contract owner gives no instructions or leaves the manner of voting discretionary, the Company will vote such shares of each Fund in the same proportion as shares of that Fund for which instructions have been received.

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GENERAL PROVISIONS (Continued)

PROOF OF SURVIVAL

The payment of any annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

INFORMATION FROM THE CONTRACT OWNER

The Contract Owner will furnish any information which the Company may reasonably require in order to administer this contract. If the Contract Owner cannot furnish any required item of information, the Company may request the person concerned to furnish the information. The Company will not be liable for the fulfillment of any obligations dependent upon that information until it receives such information.

INDIVIDUAL CERTIFICATES

The Company will issue to the Contract Owner for each Participant an individual certificate which evidences that contributions are to be made on behalf of that Participant under this contract.

EXPERIENCE RATING

The Company may apply an experience credit, under this contract at the end of any Contract Year by:

     (a) a reduction in the amount of any applicable Contingent Deferred Sales Charges; or

     (b) reduction in amount of the Annual Policy Fees; or

     (c) any combination of the above.

VALUATION PROVISIONS

NET CONTRIBUTIONS

The net contribution to a Participant's Individual Account is equal to the total contributions made on behalf of that Participant less any applicable premium taxes.

The net contribution for the General Account or Separate Account (determined in occordance with the Account allocation percentages elected) is applied to provide General Account values or Separate Account Accumulation Units. The number of Accumulation Units credited to each variable account is determined by dividing the net contribution for that account by the dollar value of one Accumulation Unit next computed after the receipt of the contribution by the Company.

The Company may at its option determine the value of the General Account portion of the Contract by accumulating the net contributions on the basis of actual cash value or through the use of General Account Accumulation Units. In applying the actual cash value approach, the Company will credit such net contributions with the applicable rates of interest set forth on Page 3, which shall be compounded annually.

Distributed earnings with respect to the underlying securities will be credited to Contract Owners by increasing the value of units of interest held under this contract. Contract

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VALUATION PROVISIONS (Continued)

Owners owning DC-1 interest only may, however, elect to receive such distributed earnings in cash. If such an election is made, a sufficient number of Accumulation Units under this contract will be surrendered to provide for the cash payment of any such distributed earnings to the Contract Owner.

The number of Accumulation Units so determined will not be affected by any subsequent change in the value of Accumulation Units. The Accumulation Unit value in the Separate Account may decrease or increase from day to day as specified below.

NET INVESTMENT RATE AND NET INVESTMENT FACTOR

The General Account net investment rate applicable to a Participant's individual Account for any day is guaranteed to be at least equivalent to the rate as shown on Page 2.

The net investment rate for the Separate Account for any day is equal to the gross investment rate for each Account in the Separate Account expressed in decimal form to six places, less applicable deductions by the Company each year for the expense, mortality, and administrative undertakings as set forth on Page
3. The gross investment rate for an account is (a) its investment income for the day plus its capital gains and minus its capital losses, whether realized or unrealized, and less a deduction for any applicable taxes arising from the income and the realized and unrealized capital gains attributable to that Account, divided by (b) the value of that Account on the previous day.

The net investment factor for each Account is the sum of 1.00000 plus the net investment rate for that account.

SEGREGATION OF SEPARATE ACCOUNT ASSETS

That portion of the assets of the Separate Account equal to the reserves and other control liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Account of the Separate Account was fixed at $1 each on the date the Account was initially established. The value of the respective Accumulation Units for any subsequent day is determined by multiplying the Accumulation Unit value for the preceding day by the net investment factor for that Account for the current day.

ANNUITY UNIT VALUES DURING THE ANNUITY PERIOD

The value of an Annuity Unit for each Account in the Separate Account was fixed at $1 each on the date the Account was initially established and for any day thereafter is determined by multiplying the value of the Annuity Unit for that Account on the preceding day by the product of (a) 0.999892 and (b) the net investment factor for that Account of the Separate Account for the day for which the annuity value is being calculated.

ANNUAL POLICY FEE

During each year that this contract is in force prior to the Annuity Commencement Date, an Annual Policy Fee, as set forth on Page 3, will be deducted from each Participant's Individual Account on the last day of the Participant's Contract Year or on the date of

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VALUATION PROVISIONS (Continued)

surrender of a Participant's Individual Account under this contract, if earlier. The Fee will be charged against the value of a Participant's Individual Account at the end of each Participant's Contract Year by reducing the value or number of Accumulation Units held on that date on a pro-rata basis with respect to each active Account under a Participant's Individual Account.

TERMINATION PROVISIONS

TERMINATION OF A PARTICIPANT'S INDIVIDUAL ACCOUNT

On termination of Contributions on behalf of a Participant prior to the specified Annuity Commencement Date, the Participant will notify the Company as to the manner in which the then value of the Participant's Individual Account is to be disbursed or applied in accordance with the terms of this contract.

The termination value of a Participant's Individual Account for any day prior to the Annuity Commencement Date is equal to the value of the Participant's Individual Account on that day, less:

     (a) any applicable premium taxes not previously deducted; and

     (b) the Annual Policy Fee as described on Page 3, and

     (c) any applicable Contingent Deferred Sales Charges as set forth on page
     3.

The termination value of the portion of the Participant's Individual Account in the Separate Account may decrease or increase from day to day.

PARTIAL SURRENDER OF GENERAL ACCOUNT VALUES

The Company has the absolute right to deny any request for a partial surrender of General Account values in the Active Life Fund under this contract when the cumulative requests for partial surrenders in any Contract Year would exceed one sixth (1/6th) of the General Account values held in such Active Life Fund on the preceding Contract Anniversary.

FULL SURRENDER OF GENERAL ACCOUNT VALUES

The Company has the absolute right to pay any requested full surrender of General Account values in six equal installments, plus any interest due, annually over a period of five (5) years. Upon acceptance by the Company of a request for a full surrender of General Account values such General Account values in the Active Life Fund will be credited with interest at the rate of four percent (4%) per annum from the date of acceptance of such request. The Company shall pay the first installment (1/6th of the value) upon acceptance of the request for a full surrender with the remaining installments, plus interest, on each successive anniversary of such request until the sixth and final payment has been made.

TRANSFER OR RE-ALLOCATION OF CONTRACT VALUES WITHIN THE CONTRACT

Variable contract values may be re-allocated between accounts within the Separate Account and transferred to the General Account at any time. A Transfer Fee, as described on Page 3, shall be charged against each such transfer which takes place within each Participant's Individual Account.

General Account values may be transferred to an account in the Separate Account subject


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TERMINATION PROVISIONS (Continued)

to the absolute right of the Company to limit any such transfer, on a non-cumulative basis, in any Participants' Contract Year to one sixth (1/6th) of the General Account Value of a Participant's Individual Account in any Participant's Contract Year. Any such transfer shall be subject to the Transfer Fee described on Page 3.

TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE

An annuity effected under this contract may not be surrendered for its termination value after the commencement of annuity payments.

PAYMENT OF TERMINATION VALUE

When all or any part of the Separate Account termination value of a Participant's Individual Account is taken by the Participant in the form of a cash settlement, payment will be made within seven (7) days following the day the request is received, except as the Company may be permitted to defer payment under the Investment Company Act of 1940.

ACTIVE LIFE FUND

An Active Life Fund will be maintained by the Company with respect to this contract. At all times it will consist of the sum of the values of all Participant's Individual Accounts.

SETTLEMENT PROVISIONS

ADDITIONAL CONTRIBUTIONS TO ANNUITANT'S ACCOUNTS

The Contract Owner may make additional contributions at the beginning of the Annuity Period for the purpose of effecting increased annuity payments. All such additional contributions shall be subject to the following deduction for sale expenses as well as any applicable premium taxes.

Additional Contribution to an Annuitant's Account Total Deduction

    Up to and including $50,000                                        3.50%
    More than $50,000 and up to and including $100,000                 2.00%
    More than $100,000                                                 1.00%

A deduction will be made as an asset charge against the average daily net assets of DC-11 for provision of the mortality, expense and administrative undertakings of the Company in the same manner and amount as provided for in DC-1 (see Deductions for "Mortality Expense and Administrative Undertakings", page 3).

ANNUITY RIGHTS

"Annuity Rights" shall be provided under the contract entitling the Contract Owner to have annuity payments made at the rates set forth in this contract. Such rates will be made applicable to all amounts held in a Participant's Individual Account during the Accumulation Period, including any repayments of partial withdrawals which do not exceed five times the gross contributions made during the Accumulation Period with

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SETTLEMENT PROVISIONS (Continued)

respect to such Participant's Individual Account. To the extent that the value of a Participant's Individual Account at the end of the Accumulation Period is insufficient to fund the Annuity Rights provided, the Contract Owner shall have the right to apply any additional contributions, as described above, to the values held in a Participant's Individual Account in order to exercise all of the Annuity Rights provided herein. Any amounts in excess thereof may be applied at annuity rates then being offered by the Company.

ELECTION OF ANNUITY OPTION

The Annuity Commencement Date may be the first day of any month before or including the month of a Participant's 75th birthday, or such earlier date as applicable laws shall prescribe, but in the absence of a written election to the contrary, the Annuity Commencement Date shall be the first day of the month coincident with or next following the Participant's 65th birthday. Provision is made for both variable and fixed dollar annuity payments.

The Contract Owner may elect to have the value of the Participant's Individual Account applied on the Annuity Commencement Date under either one of the annuity options described below, but in the absence of such election the value of the Participant's Individual Account will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain. The Separate Account value of the Participant's Individual Account is determined on the basis of the Accumulation Unit value of the fifth business day preceding the date annuity payments commence.

Election of any of these options, including any optional Annuity Commencement Date, must be made by notice in writing to the Office of the Company in Hartford, Connecticut at least 30 days prior to the date such election is to become effective.

DATE OF PAYMENT -- The first payment under any option shall be made immediately upon arrival of claim for settlement or on any other specified date, the subsequent payments shall be made periodically in accordance with the manner of payment elected on the first business day of the month in which a payment is due.

The Contract Owner, after the death of a Participant, may elect in lieu of payment in one sum, that any amount or part thereof due by the Company under this contract to the Contract Owner be applied under any of the options described below. Such election must be made within one year after the death of the Participant by written notice to the Office of the Company in Hartford, Connecticut.

ALLOCATION OF ANNUITY

At the time election of one of the annuity options is made, the Contract Owner, may further elect to have the value of the Participant's Individual Account applied to provide a variable annuity, a fixed dollar annuity or a combination of both.

VARIABLE ANNUITY -- A variable annuity is an annuity with payments decreasing or increasing in amount in accordance with the net investment result of the Account or Accounts in the Separate Account as described in "Valuation Provisions," commencing on Page 9. After the first monthly payment for variable annuity has been determined in

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SETTLEMENT PROVISIONS (Continued)

accordance with the provisions of this contract, a number of Annuity Units is determined by dividing that first monthly payment by the Appropriate Annuity Unit value o the effective date of the annuity payments. Once variable annuity payments have begun, the number of Annuity Units remains fixed. The method of calculating the Annuity Unit value is described under "Valuation Provisions."

The dollar amount of the second and subsequent variable annuity payments is not predetermined and may decrease of increase from month to month. The actual amount of each variable annuity payment after the first is determeined by multiplying the number of Annuity Units by the appropriate Annuity Unit value for each account as described in the Valuation Provisions, for the fifth business day preceding the date the annuity payment is due.

MORTALITY, EXPENSE AND ADMINISTRATIVE UNDERTAKING

The Company guarantees that the dollar amount of variable annuity payments will not be adversely affected by variations in the actual expenses incurred in providing and administering this contract, or in the actual mortality experience of payees from the mortality assumption, including any age adjustments, used in determining the first monthly payment.

FIXED DOLLAR ANNUITY -- A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. Although fixed dollar annuity payments may never be less than the first monthly payment, each payment after the first may be increased as a result of excess interest credits declared by the Directors of the Company.

DEATH OF A PARTICIPANT OR BENEFICIARY

In the event a Participant dies before his Annuity Commencement Date, the Contract Owner will receive the value of the Participant's Individual Account on the date of receipt of due proof of death at the Office of the Company in Hartford, Connecticut, except that if upon death prior to the Annuity Commencement Date the Participant had not attained his 65th birthday, the Contract Owner will receive the greater of the then value of the Participant's Individual Account or 100% of all contributions made on behalf of a Participant reduced by the dollar amount of any partial terminations not repaid. The death benefit may be taken in one sum or under any of the settlement options available in the Company's individual variable annuities then being issued and will be paid to the Contract Owner or the beneficiary designated by the Contract Owner.

When payment is taken in one sum, a variable payment will be made within 7 days after the date due proof of death is received, except as the company may be permitted to defer such payment under the Investment Company Act of 1940.

In the event of the death of the Annuitant while receiving annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed number of payments, will be paid in one sum to the beneficiary designated by the Contract Owner unless other provisions shall have been made and approved by the Company. In the case of the Separate Account, calculations for such present value of the guaranteed number of payments remaining will be based on assumed net investment rate of 4% per annum. In the case of the General Account the net investment rate assumed will be the rate that is used by the Company to determine the amount of each certain payment. The Annuity Unit value on the date of receipt of due proof of death shall be used for the purpose of determining such present value.

ANNUITY OPTIONS

FIRST OPTION -- Life Annuity -- An annuity payable monthly during the lifetime of payee, ceasing with the last payment due prior to the death of the payee.

SECOND OPTION -- Life Annuity with 120, 180 or 240 Monthly Payments Certain -- An annuity providing monthly income to the payee for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the payee shall live.

THIRD OPTION -- Unit Refund Life Annuity -- An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee, provided that, at the death of the payee, the beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of (1) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value at the effective date of annuity payments and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.

FOURTH OPTION -- Joint and Last Survivor Life Annuity -- An annuity payable monthly during the joint lifetime of the payee and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

FIFTH OPTION -- Payments for a Designated Period -- An amount payable monthly for the number of years selected which may be from 3 to 30 years.

ANNUITY TABLE

The attached Tables show the dollar amount of the first monthly payments for each $1,000 applied under the first five options. Under the First, Second, or Third Options, the amount of each payment will depend upon the age of the payee at the time the first payment is due. Under the Fourth Option, the Amount of each payment will depend upon the ages of both payees at the time the first payment is due.

The Tables for the First, Second, Third and Fourth Options are based on the 1983 Table a for Individual Annuity Mortality set back one year and a net investment rate of 4% per annum. The Table for the Fifth Option is based on a net investment rate of 4% per annum.

                        AMOUNT OF FIRST MONTHLY PAYMENT
                            FOR EACH $1,000 APPLIED

Second and subsequent monthly annuity payments, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to fixed dollar amount.

FIRST, SECOND AND THIRD OPTIONS -- SINGLE LIFE ANNUITIES WITH:

                          UNISEX PAYEE
PAYEE'S           MONTHLY PAYMENTS GUARANTEED
AGE       NONE          120          180          240         REFUND
-------------------------------------------------------------------------
35         $3.94        $3.94        $3.93        $3.92        $3.91
40          4.11         4.10         4.09         4.07         4.07
45          4.33         4.31         4.29         4.25         4.25
50          4.61         4.58         4.54         4.48         4.50
51          4.68         4.64         4.59         4.53         4.54
52          4.75         4.70         4.65         4.58         4.60
53          4.82         4.77         4.71         4.63         4.66
54          4.89         4.84         4.78         4.69         4.73
55          4.98         4.92         4.85         4.74         4.79
56          5.06         5.00         4.92         4.80         4.86
57          5.15         5.08         4.99         4.86         4.94
58          5.25         5.17         5.07         4.92         5.02
59          5.35         5.26         5.14         4.98         5.09
60          5.46         5.36         5.23         5.05         5.20
61          5.58         5.46         5.31         5.11         5.27
62          5.70         5.57         5.40         5.18         5.38
63          5.84         5.68         5.49         5.24         5.48
64          5.98         5.80         5.59         5.30         5.60
65          6.13         5.93         5.69         5.37         5.73
66          6.30         6.06         5.78         5.43         5.86
67          6.48         6.20         5.88         5.49         5.97
68          6.66         6.35         5.99         5.55         6.13
69          6.87         6.50         6.09         5.60         6.29
70          7.08         6.66         6.19         5.65         6.47
71          7.32         6.82         6.29         5.70         6.63
72          7.57         6.99         6.39         5.75         6.85
73          7.84         7.16         6.49         5.79         7.02
74          8.13         7.34         6.58         5.82         7.27
75          8.44         7.52         6.67         5.85         7.49
76          8.78         7.70         6.75         5.88         7.62
77          9.14         7.89         6.83         5.91         7.98
78          9.53         8.07         6.91         5.93         8.32
79          9.95         8.25         6.97         5.94         8.83
80         10.41         8.43         7.03         5.96         8.96

FOURTH OPTION -- JOINT AND LAST SURVIVOR ANNUITY

FIRST
PAYEE'S                        AGE OF SECOND PAYEE
AGE         40          45           50           55           60
------------------------------------------------------------------------
40         $3.73
45          3.78        3.86
50          3.83        3.93        $4.04
55          3.87        4.00         4.13        $4.27
60          3.91        4.06         4.22         4.39        $4.57
65          3.94        4.10         4.29         4.51         4.74
70          3.96        4.14         4.35         4.60         4.90
75          3.98        4.16         4.39         4.67         5.02
80          3.99        4.19         4.43         4.73         5.12

FIRST
PAYEE'S                AGE OF SECOND PAYEE
AGE         65           70           75           80
--------  ---------------------------------------------
40
45
50
55
60
65         $4.99
70          5.23        $5.57
75          5.44         5.90        $6.40
80          5.60         6.20         6.87        $7.58

FIFTH OPTION -- PAYMENTS FOR A DESIGNATED PERIOD

                       AMOUNT OF                        AMOUNT OF                        AMOUNT OF
        NO OF           MONTHLY           NO OF          MONTHLY           NO OF          MONTHLY
        YEARS          PAYMENTS           YEARS          PAYMENTS          YEARS          PAYMENTS
------------------------------------------------------------------------------------------------------
                                             6            $15.56             11             $9.31
                                             7             13.59             12              8.69
         3               $29.40              8             12.12             13              8.17
         4                22.47              9             10.97             14              7.72
         5                18.32             10             10.06             15              7.34

                      AMOUNT OF                        AMOUNT OF                        AMOUNT OF
        NO OF          MONTHLY           NO OF          MONTHLY           NO OF          MONTHLY
        YEARS          PAYMENTS          YEARS          PAYMENTS          YEARS          PAYMENTS
--  -------------------------------------------------------------------------------------------------
          16             $7.00             21             $5.81             26             $5.10
          17              6.71             22              5.64             27              5.00
          18              6.44             23              5.49             28              4.90
          19              6.21             24              5.35             29              4.80
          20              6.00             25              5.22             30              4.72

hvl-14,000